SCYTHIAN BIOSCIENCES CORP.

2011 STOCK OPTION PLAN

1.	PURPOSE

The purpose of this stock option plan (the “Plan”) is to authorize the grant to service providers for Scythian Biosciences Corp. (the “Corporation”) of options (“Options”) to purchase common shares (“Shares”) in the capital of the Corporation and thus benefit the Corporation by enabling it to attract, retain and motivate service providers by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.	ADMINISTRATION

1.	The Plan will be administered by the board of directors of the Corporation (the “Board”) or a committee (“Committee”) of the Board duly appointed for this purpose by the Board and consisting of not less than 3 directors. If a Committee is appointed for this purpose, all references to the term “Board” herein will be deemed to be references to the Committee. Subject to approval of the granting of Options by the Board, the Corporation shall grant Options under the Plan.

2.	Subject to the limitations of this Plan, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons (as defined below); (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants; (iii) make such amendments, additions or deletions to the Plan as may be required to bring the Plan into compliance with any and all requirements of any applicable regulatory authority; (iv) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and Regulations relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority; and (v) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations will be conclusive and binding upon all parties.

3.	SHARES SUBJECT TO PLAN

Subject to adjustment under the provisions of paragraph 12 hereof, the aggregate number of shares of the Corporation which may be issued and sold under the Plan will not exceed 10% of the issued and outstanding shares at the time of grant. The total number of Shares which may be reserved for issuance to any one individual under the Plan during any one year period shall not exceed 5% of the Shares issued and outstanding at the time of grant. The Corporation shall not, upon the exercise of any Option, be required to issue or deliver any Shares prior to (a) the acceptance of such Shares for listing on any stock exchange on which the Shares may then be listed, and (b) the completion of such registration or other qualification of such Shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable. If any Shares cannot be issued to any optionee for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Option exercise price paid to the Corporation shall be returned to the optionee.

4.	LIMITS WITH RESPECT TO INSIDERS

1.	The maximum number of Shares which may be reserved for issuance to insiders under the Plan, any other employer stock option plans or options for services, shall be 10% of the Shares issued and outstanding at the time of the grant (on a non-diluted basis).

2.	The maximum number of Shares which may be issued to insiders under the Plan, together with any other previously established or proposed share compensation arrangements, within any one year period shall be 10% of the outstanding issue. The maximum number of Shares which may be issued to any one insider and his or her associates under the Plan, together with any other previously established or proposed share compensation arrangements, within a one year period shall be 5% of the Shares outstanding at the time of the grant (on a non-diluted basis).

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5.	ELIGIBILITY

Options shall be granted only to service providers for the Corporation. The term “service providers for the Corporation” means (a) any full or part-time employee (“Employee”) or officer, or insider of the Corporation or any of its subsidiaries; (b) any other person employed by a company or individual providing management services to the Corporation (“Management Company Employee”); (c) any other person or company engaged to provide ongoing consulting services for the Corporation or any entity controlled by the Corporation (“Consultant”) or (d) any individual engaged to provide services that promote the purchase or sale of the issued securities (“Investor Relations Employee”) (any person in (a) (b), (c) or (d) hereinafter referred to as an “Eligible Person”); and (e) any registered retirement savings plan established by such Eligible Person, or any corporation controlled by such Eligible Person, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Person and/or the spouse, children and/or grandchildren of such Eligible Person. For stock options to Employees, Consultants or Management Company Employees, the Corporation must represent that the optionee is a bonafide Employee, Consultant or Management Company Employee as the case may be. The terms “insider” “controlled” and “subsidiary” shall have the meanings ascribed thereto in the Securities Act (Ontario) from time to time. Subject to the foregoing, the board of directors or Committee, as applicable, shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option.

6.	LIMIT’S WITH RESPECT TO CONSULTANTS AND INVESTOR RELATIONS EMPLOYEES

1.	The maximum number of Shares which may be reserved for issuance to any one person employed as a Consultant under the Plan or any other Share Compensation Arrangement in any 12 month period shall not exceed 2% of the Shares outstanding at the date of the grant (on a non-diluted basis)

2.	The maximum number of Shares which may be reserved for issuance to persons employed in Investor Relations Activities under the Plan or under any other Share Compensation Arrangement in any 12 month period shall not exceed 2% of the Shares outstanding at the date of the grant (on a non-diluted basis).

7.	PRICE

The purchase price (the “Price”) for the Shares under each Option shall be determined by the Board, on the basis of the market price, where “market price” shall mean the prior trading day closing price of the Shares on any stock exchange on which the shares are listed or last trading price on the prior trading day on any dealing network where the Shares trade, and where there is no such closing price or trade on the prior trading day “market price” shall mean the average of the most recent bid and ask of the Shares on any stock exchange on which the Shares are listed or quotation system on which the Shares trade. In the event the Shares are listed on the TSX Venture Exchange, the price may be the market price less any discounts from the market price allowed by the TSX Venture Exchange, subject to a minimum price of $0.10.

In the event that the Shares are not listed and posted for trading on any exchange, the market price is the fair market value of such shares as determined by the Board of Directors in its sole discretion.

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8.	PERIOD OF OPTION AND RIGHTS TO EXERCISE

Subject to the provisions of this paragraph 8 and paragraphs 9, 10 and 17 below, Options will be exercisable in whole or in part, and from time to time, during the currency thereof. Options shall not be granted for a term exceeding ten years. The Shares to be purchased upon each exercise of any Option (the “optioned shares”) shall be paid for in full at the time of such exercise. Except as provided in paragraphs 9, 10 and 17 below, no option which is held by a service provider may be exercised unless the optionee is then a service provider for the Corporation.

In addition, any Options granted pursuant to the Plan will expire within a reasonable amount of time (to be determined by the board of directors) following the date that an optionee ceases to be an officer, director, employee or consultant of the Corporation.

9.	CESSATION OF PROVISION OF SERVICES

Subject to paragraph 10 below, if any optionee who is a service provider shall cease to be a service provider for the Corporation for any reason (whether or not for cause) the optionee may, but only within the period of ninety days, or thirty days if the service provider is an Investor Relations Employee, next succeeding such cessation and in no event after the expiry date of the optionee’s option, exercise the optionee’s option unless such period is extended as provided in paragraph 10 below.

10.	DEATH OF OPTIONEE

In the event of the death of an optionee during the currency of the optionee’s option, the option theretofore granted to the optionee shall be exercisable within, but only within, the period of one year next succeeding the optionee’s death. Before expiry of an option under this paragraph 10, the Board, shall notify the optionee’s representative in writing of such expiry.

11.	NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF OPTION

An option granted under the Plan shall be non-assignable and non-transferrable by an optionee otherwise than by will or by laws of descent and distribution, and such option shall be exercisable, during an optionee’s lifetime, only by the optionee.

12.	ADJUSTMENTS IN SHARES SUBJECT TO PLAN

The aggregate number and kind of shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. The options granted under the Plan may contain such provisions as the board of directors, or Committee, as applicable, may determine with respect to adjustments to be made in the number and kind of shares covered by such options and in the option price in the event of any such change. If there is a reduction in the exercise price of the options of an insider of the Corporation, the Corporation will be required to obtain approval from disinterested shareholders.

13.	AMENDMENT AND TERMINATION OF THE PLAN

The board of directors or Committee, as applicable, may at any time amend or terminate the Plan, but where amended, such amendment is subject to regulatory approval.

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14.	EFFECTIVE DATE OF THE PLAN

The Plan becomes effective on the date of its approval by the shareholders of the Corporation.

15.	EVIDENCE OF OPTIONS

Each option granted under the Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of the Plan.

16.	EXERCISE OF OPTION

Subject to the provisions of the Plan and the particular option, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of Shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque for the full amount of the purchase price of the shares then being purchased.

Upon receipt of a certificate of an authorized officer directing the issue of shares purchased under the Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the optioned shares in the name of such optionee or the optionee’s legal personal representative or as may be directed in writing by the optionee’s legal personal representative.

17.	VESTING RESTRICTIONS

Options issued under the Plan may vest at the discretion of the Board, provided that (a) the number of Shares which may be acquired pursuant to the Plan shall not exceed a specified number or percentage during the term of the optionee; and (b) options issued to Investor Relations Employees must vest in stages over not less than 12 months with no more than one-quarter (1) of the options vesting in any three month period.

18.	NOTICE OF SALE OF ALL OR SUBSTANTIALLY ALL SHARES OR ASSETS

If at any time when an Option granted under this Plan remains unexercised with respect to any optioned shares:

1.	the Corporation seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event (as defined below); or

2.	a third party makes a bona fide formal offer or proposal to the Corporation or its shareholders which, if accepted, would constitute an Acceleration Event;

the Corporation shall notify the optionee in writing of such transaction, offer or proposal as soon as practicable and, provided that the Board has determined that no adjustment shall be made pursuant to section 12 hereof, (i) the Board may permit the optionee to exercise the Option, as to all or any of the optioned shares in respect of which such option has not previously been exercised (regardless of any vesting restrictions), during the period specified in the notice (but in no event later than the expiry date of the option), so that the optionee may participate in such transaction, offer or proposal; and (ii) the Board may require the acceleration of the time for the exercise of the said option and of the time for the fulfillment of any conditions or restrictions on such exercise.

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For these purposes, an Acceleration Event means:

(a)	the acquisition by any “offeror” (as defined in Part XX of the Securities Act (Ontario) of beneficial ownership or more than 50% of the outstanding voting securities of the Corporation, by means of a takeover bid or otherwise;

(b)	any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(c)	any sale, lease exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Corporation; or

(d)	the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Corporation.

19.	RIGHTS PRIOR TO EXERCISE

An optionee shall have no rights whatsoever as a shareholder in respect of any of the optioned shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of optioned shares in respect of which the optionee shall have exercised the option to purchase hereunder and which the optionee shall have actually taken up and paid for.

20.	GOVERNING LAW

This Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.

21.	EXPIRY OF OPTION

On the expiry date of any option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the optioned shares in respect of which the option has not been exercised.

22.	APPROVAL

The Plan has been approved by the shareholders of the Corporation on February 25, 2005 and supercedes and replaces all prior plans.